SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2004

NEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25247	95-4675095
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421

(Address of principal executive offices)

423-296-8213

(Registrant’s telephone number, including area code)

___________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.   Acquisition or Disposition of Assets.

Pursuant to the terms of an Asset Purchase Agreement dated to be effective as of October 31, 2004, by and among Choice Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Next, Inc., a Delaware corporation (the “Company”), Choice International, Inc., a Delaware corporation, Mark Scyphers and Bill Steele, the Company, through its subsidiary Choice Acquisition Company, acquired certain assets of Choice International, Inc., including a customer list and direct purchasing capabilities and distribution rights for Asian sportswear from a Chinese source  No liabilities of Choice International, Inc. were assumed in the transaction.  Choice International, Inc. is in the private label sportswear business.

Consideration for the acquisition was $200,000 in cash and 100,000 shares of the Company’s common stock.  Up to an additional 450,000 shares of the common stock of the Company may be earned on a deferred basis (at November 30, 2005, 2006, and 2007) pursuant to a performance based earn-out arrangement.  The financial terms of the transaction were determined by negotiations between representatives of the Company and representatives of Choice International, Inc.  The cash portion of the purchase price was funded from the Company’s line of credit with National City Bank.

The Company intends to change the name of Choice Acquisition Company to Choice International, Inc., and operate the new business through a new remote office with executives Mark Scyphers and Bill Steele.

Item 9.01.  Financial Statements and Exhibits.

(c)

Exhibits

2.1

Asset Purchase Agreement dated to be effective as of October 31, 2004 by and among Choice Acquisition Company and Choice International, Inc., Mark Scyphers and Bill Steele.

99.1

Press Release issued by Next, Inc. on November 8, 2004

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT, INC.

Date: November 8, 2004

By: /s/ Charles L. Thompson

        Charles L. Thompson

        Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

Description

2.1

Asset Purchase Agreement dated to be effective as of October 31, 2004, by and among Choice Acquisition Company and Choice International, Inc., Mark Scyphers and Bill Steele.

99.1

Press Release issued by Next, Inc. on November 8, 2004